Exhibit 7.02
RESTRICTED STOCK PLAN AWARD AGREEMENT
     This Agreement is made and entered into on ___, between Ablest Inc. (“Company”) and ___(“ Employee”).
     In consideration of the mutual promises contained herein and for other good and valuable consideration, the parties agree as follows:
     1. The Company hereby delivers to Employee an award of ___ Restricted Shares of Common Stock of the Company (the “Restricted Shares”) upon and subject to the terms and conditions hereof and of the Company’s 2002 Restricted Stock Plan (the “Plan”), including risks of forfeiture set forth in the Plan.
     2. Except as otherwise provided under the Plan, the Restricted Shares shall vest in three equal installments on the first, second and third anniversaries of the grant hereof.
     3. The stock certificate for the Restricted Shares shall be held by the Company during the period of any restriction thereon. Employee shall execute a blank stock power to be attached to such certificate while held by the Company.
     4. The certificate for the Restricted Shares will be delivered to Employee immediately following the vesting date. The Company may require, as a condition of delivery of such certificate, that Employee sign such further documents as it reasonably determines to be necessary or appropriate to assure compliance with the requirements of federal and applicable state securities laws.
     5. Employee shall have all rights of a stockholder with respect to the Restricted Shares from and after the date hereof, in accordance herewith and subject to the risks of forfeiture set forth in the Plan.
     6. The terms and conditions contained in the Plan, as it may be amended from time to time hereafter, are incorporated into and made a part of this Agreement by reference, as if the same were set forth herein in full, and all provisions of this Agreement are made subject to the terms of the Plan, as so amended.
     IN WITNESS WHEREOF, the parties have hereunto affixed their signatures as of the date noted above.

ABLEST INC.	EMPLOYEE
[AUTHORIZED OFFICER]	[NAME OF EMPLOYEE]